Exhibit 99.1






                                                                  PRESS RELEASE

CONTACT:              MARTIN M. SHEA                      FOR IMMEDIATE RELEASE
                      TRIARC COMPANIES, INC.
                      212/451-3030

                      AMY BOLDING
                      CABLE CAR BEVERAGE CORPORATION
                      303/298-9038 EXT. 26


TRIARC COMPLETES ACQUISITION OF CABLE CAR BEVERAGE CORPORATION




NEW YORK, New York -- November 25, 1997 -- Triarc Companies, Inc. (NYSE:TRY) announced today that the stockholders of Cable Car Beverage Corporation approved, and that Triarc has completed, the merger pursuant to which Triarc has acquired Cable Car.

Stockholders of Common Stock of Cable Car will receive .1722 shares of Triarc's Class A Common Stock for each share of Cable Car Common Stock held by them and Cable Car has become a wholly-owned subsidiary of Triarc. As a result of the transaction, Triarc has approximately 31.5 million shares of its Common Stock outstanding (including its non-voting Class B Common Stock).

Triarc, through the Triarc Beverage Group, owns and markets Snapple Beverages, Mistic Brands and Royal Crown products. Cable Car, which markets premium soft drinks and waters primarily under the Stewart's brand, had sales for the first nine months of 1997 of $20.5 million, more than 40% higher than sales for the first nine month of 1996 sales of $14.6 million. Cable Car had full


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year 1996 sales of $18.8 million,  nearly 50% higher than 1995 revenues of $12.8 million. Cable Car's business consists primarily of the sale of finished goods to distributors.

Nelson Peltz, chairman and chief executive officer of Triarc, stated, "We are very pleased to welcome this fine business into our beverage group. Stewart's brands have shown growth in sales in excess of 40% over the past two years. This accomplishment is due to the excellent management team at Cable Car and the independent distributors who have worked so diligently with us to turn around our Snapple brand. We continue to build our business with Snapple, Mistic and now Cable Car's array of products that make the Triarc Beverage Group the category leader in the premium beverage segment."

Cable Car, based in Denver Colorado, will continue to operate under its existing management, led by Sam Simpson as president and chief executive officer, and will provide the Triarc Beverage Group with a strong presence in the Western United States. Cable Car offers a premium product line consisting primarily of Stewart's brand soft drinks, including Root Beer, Orange N' Cream, Cream Ale, Ginger Beer, Key Lime, Lemon Meringue and Cherries N' Cream. Its offerings also include San Francisco Seltzer, Aspen Mountain Spring Water and Aspen Flavored Waters. In New York City, its products are marketed and distributed by Mr. Natural, Triarc's wholly-owned premium beverage distributor.

Triarc anticipates annualized sales of nearly $1 billion through its consumer brands in beverages (Snapple, Mistic, Royal Crown and Stewart's) and restaurants (Arby's). In addition, Triarc has annual sales of approximately $70 million in specialty dyes and chemicals (C.H. Patrick) and an equity interest in liquefied petroleum gas (National Propane) which has annual sales of approximately $150 million.



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